Exhibit 99.1

   BANCFIRST CORPORATION ANNOUNCES ACQUISITION OF PARK STATE BANK, NICOMA PARK

    OKLAHOMA CITY, Dec. 15 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) announced that it has completed the acquisition of Park State Bank in Nicoma Park, Oklahoma on December 13, 2005. Park State Bank has approximately $44 million in assets, $36 million in deposits, and $8 million in equity capital. The acquisition will be accounted for as a purchase. The bank will operate as Park State Bank until its systems are merged into the BancFirst system in February 2006. Park State Bank will enhance the Company's eastern Oklahoma County presence.

    BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with total assets of $3.1 billion serving 43 communities across Oklahoma.

    This press release may include forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

SOURCE  BancFirst
    -0-                             12/15/2005
    /CONTACT: Joe T. Shockley, Chief Financial Officer, +1-405-270-1003, or David Rainbolt, Chief Executive Officer, +1-405-270-1002, both of BancFirst Corporation/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20040818/BANFLOGO
             PRN Photo Desk photodesk@prnewswire.com /
    (BANF)